Exhibit 99.2

Harmonic Announces Binding Offer to Acquire Thomson

Video Networks

Combination expected to accelerate video infrastructure leadership, global scale and operational efficiency

SAN JOSE, Calif. — Dec. 7, 2015 — Harmonic (NASDAQ: HLIT), the worldwide leader in video delivery infrastructure today announced it has signed a binding offer to acquire Thomson Video Networks, a global leader in advanced video compression solutions (“TVN”). Under the terms of the offer which is in the form of a “put” option agreement, subject to the selling shareholders exercising the put option following a consultation process with TVN’s employee works council in France, Harmonic would acquire all of TVN for approximately $75 million in cash plus up to $15 million in post-closing adjustments.

The combined company would establish Harmonic with clear market share leadership in video infrastructure for the world’s leading content and service providers, powered by the industry’s largest video-focused R&D, service and support teams.

“This combination of Harmonic and TVN will, if completed, set the bar for video innovation globally” said Patrick Harshman, President and CEO of Harmonic. “The combined product portfolios, R&D teams and global sales and service personnel would allow us to accelerate innovation for our customers while leveraging greater scale to drive operational efficiencies. At a time of great change for video content and service providers, the proposed transaction would improve Harmonic’s position as an exceptionally reliable source of innovative video technology that enables delivery and monetization of amazing new video experiences for the consumer.”

Headquartered in Rennes, France, TVN’s regional strength in APAC, EMEA and LATAM would further enhance Harmonic’s global footprint. With less than 50% customer overlap between the companies, TVN’s content and service provider relationships are expected to open significant opportunities for the joint portfolio of solutions.

The products and solutions of the two companies are deployed with over 5,000 content and service provider customers in over 100 countries globally. The combined company would have a video-focused global R&D organization of more than 600 engineers, a global service organization of more than 300 professionals and a network of over 300 channel partners.

For fiscal 2014, TVN reported revenue of EUR 71 million, as presented in TVN’s audited financial statements prepared in accordance with French GAAP.

The proposed transaction is anticipated to be accretive to Harmonic’s non-GAAP net income in the first year after closing, exclusive of the amortization of intangibles and non-recurring charges.

Following the works council consultation process and the exercise of the put option by the selling shareholders, the parties would immediately execute a sale and purchase agreement and the proposed transaction would be expected to close in Q1 2016, subject to receipt of regulatory approvals and other customary closing conditions.

Harmonic was advised on the proposed acquisition by LD&A Jupiter.

Conference Call and Webcast Details

Harmonic will host a conference call at 5:00 pm ET today to discuss this announcement. You may participate in this conference call by dialing (800) 708-4540 or (847) 619-6397 prior to the start of the call and providing the Harmonic name and conference passcode 41320569. A replay of the conference call will be accessible from December 9, 2015 through December 14, 2015 by dialing (888) 843-7419 or (630) 652-3042 and using the passcode 41320569#. Live internet access to the call will be available through the Investor Relations section of the company’s website at www.harmonicinc.com. A replay will also be made available for a period of twelve months following the conference call starting on December 9, 2015 on Harmonic’s website at www.harmonicinc.com.

About Harmonic

Harmonic (NASDAQ: HLIT) is the worldwide leader in video delivery infrastructure for emerging television and video services. Harmonic enables customers to produce, deliver and monetize amazing video experiences, with unequalled business agility and operational efficiency, by providing market-leading innovation, high-quality service and compelling total cost of ownership. More information is available at www.harmonicinc.com.

Note Regarding French GAAP

Due to differences between French GAAP and US GAAP, TVN’s revenue for fiscal 2014 would likely differ when determined in accordance with US GAAP.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to the proposed acquisition of TVN, the timing of the proposed transaction and anticipated benefits of the proposed transaction. Our expectations and beliefs regarding these matters may not materialize and are subject to risks and uncertainties, including the possibility that the selling shareholders of TVN do not elect to exercise the put option, Harmonic terminates the put option agreement because it is unable to secure adequate financing for the proposed transaction, the proposed transaction does not close due to regulatory approvals not being obtained or other closing conditions not being fulfilled, the works council consultation process is lengthier than anticipated, the proposed transaction encounters unanticipated delays or is postponed or canceled due to a material adverse event or change, anticipated business opportunities for the combined company do not fully materialize, and acceleration of innovation and operational efficiencies for the combined company are not fully realized.

The forward-looking statements contained in this press release are also subject to other risks and uncertainties, such as those more fully described in Harmonic’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec.31, 2014, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The forward-looking statements in this press release are based on information available to Harmonic as of the date hereof, and Harmonic disclaims any obligation to update any forward-looking statements.

Product and company names used herein are trademarks or registered trademarks of their respective owners.

CONTACTS:

Hal Covert Chief Financial Officer Harmonic Inc. +1.408.542.2500	Blair King Director, Investor Relations Harmonic Inc. +1.408.490.6172